UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 3, 2010

Senesco Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.   Entry Into a Material Definitive Agreement

As previously disclosed on Form 8-K which was filed on August 8, 2007, on August 1, 2007, Senesco Technologies, Inc. (“Senesco” or the “Company”) entered into a binding Securities Purchase Agreement with YA Global Investments, L.P. (“YA Global”) pursuant to which the Company sold certain Debentures (as defined below) and warrants to YA Global.  The Debentures were secured by all of the Company’s assets.

On March 3, 2010, YA Global  and Senesco entered into a letter agreement (the “Agreement”) pursuant to which YA Global resold to the Company all of its currently outstanding Debentures, which, in the aggregate, totaled $1,835,640, (the “Debentures”) as well as a warrant to purchase 1,387,500 shares of the Company’s common stock at an exercise price of $1.01 per share and a second warrant to purchase 1,387,500 shares of the Company’s common stock at an exercise price of $1.01 per share (collectively, the “Warrants”)  (the Warrants and Debentures shall be referred to herein as the “Securities”) for an aggregate purchase price of $ 2,194,844, including accrued interest on the Debentures.  The Company borrowed the money for this repurchase from its previously disclosed facility with JMP Securities LLC.  The Agreement contains normal and customary representations and warranties.  The Company anticipates that it will retire the Securities.  The transaction with YA Global closed simultaneous with the execution of the Agreement.

Since certain of the Company’s directors and their affiliates recently purchased all of the Company’s outstanding convertible debentures held by Stanford Venture Capital Holdings, Inc., the Company and certain of its insiders now maintain control over all of the outstanding convertible debt of the Company.

A copy of the Agreement is filed as exhibit 10.1 to this periodic report on Form 8-K.

Item 8.01    Other Events.

On March 4, 2010, the Company issued a press release announcing the repurchase of the Securities by the Company.  A copy of this press release is furnished as Exhibit 99.1 to this periodic report on Form 8-K.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement dated as of March 3, 2010 by and between the Company and YA Global.
99.1	Press Release of Senesco Technologies, Inc. dated March 4, 2010 regarding the entry into an agreement with YA Global.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: March 4, 2010	By:	/s/ Jack Van Hulst
	Name:	Jack Van Hulst
	Title:	President and Chief Executive Officer